                    COLLABORATIVE CLINICAL RESEARCH ACQUIRES
               CLINICAL EVALUATION DIVISION OF WALKER INFORMATION

         Cleveland, Ohio, October 17, 1996--Collaborative Clinical Research, Inc., (NASDAQ:CCLR) today announced that it has signed a definitive agreement to acquire the assets of Walker Clinical Evaluations, a division of Walker Information, Inc. Walker Clinical Evaluations is a provider of contract research services on pharmaceuticals, medical devices, foods and other products which must undergo clinical trials prior to receiving certain regulatory approvals of the Food and Drug Administration and other Governmental Authorities. The purchase price for the acquired business will be determined based upon the division's 1996 performance, with a minimum price of $2.8 million and a maximum of $4.2 million. Consummation of this acquisition is subject to satisfaction of standard contingencies. Collaborative expects that the closing should occur prior to the end of October 1996.

         Dr. Jeffrey A. Green, President and Chief Executive Officer of Collaborative, stated, "We welcome the people of Walker Clinical Evaluations to the Collaborative family. Their expertise in actual-use trials, labeling and clinical trials has been utilized by many of the top companies in the pharmaceutical industry. We look forward to the opportunity to build on the fine reputation these professionals have earned."

         According to Steven F. Walker, President and Chief Executive Officer of Walker Information, "This is a good move for our clinical clients and staff, Collaborative and Walker. For Walker, the sale is a strategic move to narrow our focus and dominate our chosen market of measuring customer, employee, and other stakeholder relationships. Proceeds from the sale will be reinvested directly back into the company and to achieving our aggressive goals for globalization within this market."

         Walker Information, Inc., in Indianapolis, Indiana, is a global resource for measuring and managing corporate performance with stakeholders including customers, employees and other influential groups affecting business success. For more than half a century, Walker Information has been providing information services to some of the world's leading companies.

         Collaborative Clinical Research, Inc., manages a network comprised of over 465 affiliated clinical research sites providing access to over 3,700 principal investigators in the United States, Canada and the United Kingdom. Through recent acquisitions, including Walker, the Company operates five research facilities, conducts Phase I through Phase IV clinical research, and provides clinical reference laboratory and Institutional Review Board services.

CONTACT: Jeffrey A. Green, Pharm.D., FCP
         President and Chief Executive Officer
         Collaborative Clinical Research, Inc.
         (216) 491-9930




                                Page 4 of 4 Pages